CERTIFICATE OF CORRECTION OF
                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION
                     PROVIDING FOR DESIGNATION, PREFERENCES
                                AND RIGHTS OF THE
                     CONVERTIBLE PREFERRED SHARES, SERIES B
                           (Par Value $1.00 Per Share)
                                       of
                             BASE TEN SYSTEMS, INC.


           Base Ten Systems, Inc. (the "Corporation"), desiring to correct the Certificate of Amendment of Restated Certificate of Incorporation Providing for Designation, Preferences and Rights of the Convertible Preferred Shares, Series B of the Corporation (the "Certificate of Amendment") filed on March 4, 1999, pursuant to Section 14A:1-6(5) of the New Jersey Business Corporation Act hereby certifies:

           FIRST:    The name of the Corporation is Base Ten Systems, Inc.

           SECOND: The date of the Exchange Agreement set forth in the Second Article, Section B--Definitions, Definition of "Exchange Agreement," of the Corporation's Certificate of Amendment was incomplete as it read "December XX, 1998."

           THIRD:  The date of the  Exchange  Agreement  set forth in the Second
Article, Section B--Definitions, Definition of "Exchange Agreement," of the Corporation's Certificate of Amendment is corrected to read "December 31, 1998."

           IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate on this 16th day of March, 1999.


                                           BASE TEN SYSTEMS, INC.


                                              WILLIAM F. HACKETT
                                           By:_________________________
                                              William F. Hackett
                                              Senior Vice President